Exhibit 99


 USANA Health Sciences Announces Third Quarter 2007 Financial Results

  -- Earnings Per Share Increased 25.0%, Year-over-Year, to $0.70 --

  -- Net Sales Increased 15.5%, Year-over-Year, to $106.2 Million --


    SALT LAKE CITY--(BUSINESS WIRE)--Oct. 16, 2007--USANA Health
Sciences, Inc. (NASDAQ: USNA) today announced financial results for the fiscal third quarter ending September 29, 2007.

    Financial Performance

    Net sales in the third quarter of 2007 increased by 15.5% to $106.2 million, compared with $92.0 million in the third quarter of the prior year. Net sales growth for the third quarter of 2007 resulted primarily from a 24.1% net increase in the number of active Associates, meaning those who have purchased products directly from the Company in the preceding three months, either for personal consumption or for resale. Foreign currency fluctuations accounted for
3.4 percentage points of the year-over-year increase in net sales for the third quarter of 2007.

    Earnings from continuing operations in the third quarter of 2007 grew by 7.5% to $17.3 million, or 16.3% of net sales, compared with $16.1 million, or 17.5% of net sales, in the third quarter of the prior year. Earnings per share from continuing operations increased by 25.0% in the third quarter of 2007 to $0.70 per share, compared with $0.56 per share in the third quarter of the prior year. This increase was in part due to aggressive stock repurchases and a lower than expected effective tax rate of 31.4%, offsetting higher Selling General and Administrative expenses.

    For the nine-month period ended September 29, 2007, consolidated net sales were $314.4 million, an increase of 17.7%, compared with $267.0 million in the first nine months of 2006. Earnings per share from continuing operations increased 22.7% in the first nine months of 2007 to $2.00, compared with $1.63 in the first nine months of 2006.

    During the third quarter of 2007, the Company repurchased 180 thousand shares for an investment of $6.6 million. During the first nine months of 2007, the Company repurchased approximately 1.9 million shares for an investment of about $80 million. As of the end of the third quarter, there was about $50 million remaining under the current stock buyback authorization.

    Regional Results

    During the third quarter of 2007, net sales in North America, the Company's most mature region, increased by 10.1% to $66.6 million, compared with the third quarter of the prior year. This growth was driven primarily by a 16.7% net improvement in the number of active Associates in this region to 105,000. Along with double-digit growth in Canada, sales in Mexico increased by 19.3% over the third quarter of last year.

    "We are pleased to have achieved double-digit growth in the number of active Associates and in net sales in the North American region," said Dave Wentz, the Company's President. "Both the Canadian and
Mexican markets have contributed to this region's strong sales growth."

    During the third quarter of 2007, net sales in the Asia Pacific region increased by 25.7% to $39.6 million, compared with the third quarter of the prior year. The growth in this region was led by double-digit, year-over-year growth in Hong Kong and the Australia-New Zealand markets. Malaysia continues to show steady growth as a new market, contributing $4.9 million of incremental revenue in the third quarter, an 8.6% increase, compared with the second quarter. The number of active Associates in the Asia Pacific region increased by 36.4% to 75,000, compared with 55,000 in the third quarter of the prior year. The number of Associates in our newest market, Malaysia, grew to 12,000 in just its third quarter of operations.

    "The Asia Pacific region continues to be a healthy market for USANA," continued Wentz. "This region has been contributing an increasing share of our growth, led by Hong Kong and Australia-New Zealand, and we anticipate that the Malaysian market will play an increasingly important role in this region. We continue to focus the majority of our efforts on solidifying and growing our 13 core markets."

    Outlook

    Today, the Company is providing financial guidance for the fourth quarter of 2007 and its initial look at the full year 2008. Based on its current business trends, the Company believes that net sales for the fourth quarter of 2007 will be between $108 million and $110 million, a growth rate of 10% to 12%, compared with the prior year fourth quarter. Earnings per share are expected to be between $0.66 and $0.68 for the fourth quarter of 2007. Accordingly, for the year 2007, sales are now expected to be between $422 million and $424 million, excluding revenues from our discontinued third-party contract manufacturing business, with earnings per share between $2.66 and $2.68. Additionally, in the Company's first look at full-year 2008, we believe that both net sales and earnings per share will grow 10% to 13%, compared with the full-year 2007. These earnings per share estimates assume an effective tax rate of approximately 36.0% for the fourth quarter of 2007 and for the full-year 2008.

    Gilbert A. Fuller, the Company's executive vice president and chief financial officer, said, "Our strategy of supporting our Associates both domestically and internationally, continues to pay off and produce strong financial results. Going forward, we likely will continue to buy back shares as a way of returning value to our shareholders. We are proud to offer the finest nutritional and personal care products in the industry."

    Conference Call

    USANA will hold a conference call and webcast to discuss this announcement with investors on Wednesday, October 17, 2007 at 11:00 AM ET. Investors may listen to the call by accessing USANA's website at http://www.usanahealthsciences.com.

    About USANA

    USANA develops and manufactures high quality nutritional, personal care, and weight management products that are sold directly to Preferred Customers and Associates throughout the United States, Canada, Australia, New Zealand, Hong Kong, Japan, Taiwan, South Korea, Singapore, Mexico, Malaysia, the Netherlands, and the United Kingdom. More information on USANA can be found at http://www.usanahealthsciences.com.

    Safe Harbor

    This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act. Our actual results could differ materially from those projected in these forward-looking statements, which involve a number of risks and uncertainties, including reliance upon our network of independent Associates, the governmental regulation of our products, manufacturing and marketing risks, adverse publicity risks, and risks associated with our international expansion. The contents of this release should be considered in conjunction with the risk factors, warnings, and cautionary statements that are contained in our most recent filings with the Securities and Exchange Commission.


                     USANA Health Sciences, Inc.
                 Consolidated Statements of Earnings
                (In thousands, except per share data)

                                                    Quarter Ended
                                               -----------------------
                                               30-Sep-06    29-Sep-07
                                               ----------  -----------
                                               (Unaudited) (Unaudited)

 Net sales                                     $  91,967     $106,181
 Cost of sales                                    20,274       21,960
                                               ----------  -----------
   Gross profit                                   71,693       84,221

 Operating expenses
  Associate incentives                            36,994       43,021
  Selling, general and administrative             17,798       23,053
  Research and development                           830          864
                                               ----------  -----------

   Earnings from operations                       16,071       17,283

 Other income                                         65         (270)
                                               ----------  -----------
   Earnings before income taxes                   16,136       17,013

 Income taxes                                      5,698        5,350
                                               ----------  -----------

 Income from continuing operations                10,438       11,663

 Income (Loss) from discontinued operations         (215)        (405)

 NET EARNINGS                                  $  10,223     $ 11,258
                                               ==========  ===========

 Earnings per share - diluted
 Continuing operations                         $    0.56     $   0.70
 Discontinued operations                       $   (0.01)    $  (0.02)
                                               ----------  -----------
 Net Earnings                                  $    0.55     $   0.68
                                               ==========  ===========
 Weighted average shares outstanding - diluted    18,486       16,613
                                               ==========  ===========


                     USANA Health Sciences, Inc.
                     Consolidated Balance Sheets
                            (in thousands)

                                               As of         As of
                                             30-Dec-06     29-Sep-07
                                            ------------ -------------
                                                          (Unaudited)
ASSETS
Current Assets
 Cash and cash equivalents                  $     27,029 $      11,718
 Inventories                                      22,483        21,058
 Other current assets                             11,103        12,841
                                            ------------ -------------
 Total current assets                             60,615        45,617

Property and equipment, net                       30,323        45,838
   Goodwill                                        5,690         5,690
Other assets                                       3,374         4,503
                                            ------------ -------------
 Total assets                               $    100,002 $     101,648
                                            ============ =============


LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Accounts payable                            $     10,241 $       7,910
Other current liabilities                         29,564        32,507
                                            ------------ -------------
Total current liabilities                         39,805        40,417
                                            ------------ -------------

Long-term liabilities
Line of Credit                                         -        34,625
Other long-term liabilities                            -         1,673
Stockholders' equity                              60,197        24,933
                                            ------------ -------------
 Total liabilities and stockholders' equity $    100,002 $     101,648
                                            ============ =============


                      USANA Health Sciences, Inc.
                            Sales by Region
                             (in thousands)

                                               Quarter Ended
                                     ---------------------------------
                                        30-Sep-06        29-Sep-07
                                     ---------------  ----------------
                                       (Unaudited)      (Unaudited)
  Region
  -----------------------------------
  North America
   United States                     $39,425   42.9%  $ 42,455   40.0%
   Canada                             16,574   18.0%    18,792   17.7%
   Mexico                              4,503    4.9%     5,372    5.1%
                                     -------  ------  --------  ------
   North America Total                60,502   65.8%  $ 66,619   62.8%

  Asia Pacific
   Australia-New Zealand              12,297   13.4%    14,163   13.3%
   Hong Kong                           4,582    5.0%     6,876    6.5%
   Japan                               2,357    2.5%     2,395    2.3%
   Taiwan                              5,509    6.0%     5,354    5.0%
   South Korea                         2,117    2.3%     1,634    1.5%
   Singapore                           4,603    5.0%     4,209    4.0%
   Malaysia                                -    0.0%     4,931    4.6%
                                     -------  ------  --------  ------
   Asia Pacific Total                 31,465   34.2%    39,562   37.2%
                                     -------  ------  --------  ------

  Consolidated                       $91,967  100.0%  $106,181  100.0%
                                     =======  ======  ========  ======


                      Active Associates by Region

                                                   As of
                                      --------------------------------
                                         30-Sep-06        29-Sep-07
                                      ---------------  ---------------
                                        (Unaudited)      (Unaudited)
  Region
  ------------------------------------
  North America
   United States                       58,000   40.0%   63,000   35.0%
   Canada                              22,000   15.2%   28,000   15.5%
   Mexico                              10,000    6.9%   14,000    7.8%
                                      -------  ------  -------  ------
   North America Total                 90,000   62.1%  105,000   58.3%

  Asia Pacific
   Australia-New Zealand               18,000   12.4%   21,000   11.7%
   Hong Kong                            8,000    5.5%   13,000    7.2%
   Japan                                4,000    2.7%    5,000    2.8%
   Taiwan                              13,000    9.0%   14,000    7.8%
   South Korea                          2,000    1.4%    2,000    1.1%
   Singapore                           10,000    6.9%    8,000    4.4%
   Malaysia                                 -    0.0%   12,000    6.7%
                                      -------  ------  -------  ------
   Asia Pacific Total                  55,000   37.9%   75,000   41.7%
                                      -------  ------  -------  ------
  Total                               145,000  100.0%  180,000  100.0%
                                      =======  ======  =======  ======


                  Active Preferred Customers by Region

                                                    As of
                                        ------------------------------
                                          30-Sep-06       29-Sep-07
                                        --------------  --------------
                                         (Unaudited)     (Unaudited)
  Region
  --------------------------------------
  North America
      United States                     49,000   64.5%  51,000   64.6%
      Canada                            18,000   23.7%  17,000   21.5%
      Mexico                             2,000    2.6%   3,000    3.8%
                                        ------  ------  ------  ------
      North America Total               69,000   90.8%  71,000   89.9%

  Asia Pacific
      Australia-New Zealand              6,000    7.9%   6,000    7.5%
      Hong Kong                             **    0.0%   1,000    1.3%
      Japan                              1,000    1.3%   1,000    1.3%
      Taiwan                                **    0.0%      **    0.0%
      South Korea                           **    0.0%      **    0.0%
      Singapore                             **    0.0%      **    0.0%
      Malaysia                               -    0.0%      **    0.0%
                                        ------  ------  ------  ------
      Asia Pacific Total                 7,000    9.2%   8,000   10.1%
                                        ------  ------  ------  ------
  Total                                 76,000  100.0%  79,000  100.0%
                                        ======  ======  ======  ======


  **  Count of Active Preferred Customers is less than 500.


    CONTACT: USANSA Health Sciences
             Investor Relations:
             Riley Timmer, 801-954-7922
             investor.relations@us.usana.com
             or
             Edelman
             Joe Poulos, 312-240-2719